EXHIBIT 2.1

  Buy/Sell of Shares, Concession of Rights, Commitments To Social Modifications and Changes in Debt Balances between C.E. Consonni & Ecesa

                    BUY/SELL OF SHARES, CONCESSION OF RIGHTS,
                 COMMITMENTS TO SOCIAL MODIFICATIONS AND CHANGES
                 IN DEBT BALANCES BETWEEN C.E. CONSONNI & ECESA

         Bilbao, December 12, 2000


         PRESENT PARTIES:

On one side:      Mr. Ignacio Montalban Goicoechea, adult, with residence in
                  Bilbao (Vizcaya), Gran Via #82, D.N.I. #14.862.649

                  Mr. Jose Antonio Goicoechea Arana, adult, with residence in Valle de Trapaga (Vizcaya), Calle lo de Mayo #22, D.N.I. #14.683.304

                  Mr. Javier Arribas Moso, adult, with residence in Getxo (Vizcaya), Calle Paulino Mendivil #15, D.N.I. #141.758.113

                  Mr. Jose Ignacio Carrasco Elguezabal, adult, with residence in Bilbao (Vizcaya), Calle Rodriguvez Arias #27, D.N.I. #14.504.285

                  Mr. Javier Elorriaga Llona, adult, with residence in Getxo (Vizcaya), Particular de Club #2, D.N.I. #14.870.028

                  Mr. Gustavo Sarachaga Ruiz, adult, with residence in Durange (Vizcaya), Calle Ermodo #15, D.N.I. #78.866.672

And on the other: Mr. Horacio Carlos Civile, of Swedish nationality, adult, neighbor of Bilbao (Vizcaya), Calle Maximo Aguire #11 bis, Swedish passport #09642936

INTERVENING:

A) The first six attendants in their own name and right (from here on forward referred to as the Buyers).

B) Mr. Horacio Carlos Civile in representation of the Commercial Company CONSONNI USA, INC., (from here on forward referred to as the Seller), duly authorized for this

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         purpose, by virtue of the Administrative Council Agreement of said entity, dated October 17, 2000, which is attached as Annex #1.

         The present parties reciprocally recognizing the other with the capacity to legally enter into contract.

DECLARING:

I. That those present here represent 100% of the capital stock of CONSTRUCCIONES ELECTROMECANICAS CONSONNI, S.A., which originally amounted to three hundred fifty million pesetas (350,000,000 Ptas.), represented by thirty five thousand (35,000) shares, numbers 1 through 35,000, ten thousand (10,000) pesetas of nominal value each 13,650 shares issued and outstanding with a nominal value of 136,500,000.

II. That on the 11th day of December in the year 2000, the Extraordinary Universal General Board of shareholders met and decided to reduce the social capital to that already paid by the shareholders, by which the social capital of Construcciones Electromecanicas Consonni, S.A. actually ascends to one hundred and thirty six million five hundred thousand pesetas paid in total.

III. That the Buyers wish to acquire 69% of the CONSONNI shares, property of the Seller, who in turn wishes to transfer them, which takes place in accordance with the following.

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                                     CLAUSES

         FIRST - The seller transfers 24,150 shares, numbers 6,651 through 30,800 (69% of the social capital) to the Buyers for the selling price of TWO HUNDRED AND NINE MILLION PESETAS (209,000,000 Ptas).

         SECOND - Consequently, in agreement with the previous clause, the resulting ownership in CONSTRUCCIONES ELECTROMECANICAS CONSONNI, S.A. should be the following after the sale:

         The Buyers:                        81%
         The Seller:                        19%

         The resulting percentage of ownership of each of the buyers from this sale, as determined and agreed by the buyers, will be duly recorded in public records before December 19, 2000.

         THIRD - The payment of the agreed upon price of two hundred and nine million pesetas (209,000,000) Ptas.) will be made as follows:

         - Fifty million pesetas (50,000,000 Ptas.) in cash, which will be made as follows: a) Fifteen million pesetas (150,000,000 Ptas.) at the moment of the public formalization of this transaction, before December 19, and b) the balance of the thirty five million pesetas (35,000,000 Ptas.) before January 9, 2001.

         - The remaining amount of one hundred and fifty nine million pesetas will be paid in five (5) years as follows: 10 semiannual payments of fifteen (15) million pesetas due on June 20, 2001 and the remaining 9 payments of sixteen (16) million pesetas each, implementing said payments of money orders, promissory notes, or negotiable investments approved by the seller made in favor of Consonni USA, Inc. by the Buyers before a Notary with the maturation dates being the 20th of June and December of each corresponding year. Consonni USA, Inc., if it so wishes, shall have the ability to name a beneficiary of those documents other than itself, by means of a written and signed agreement to the satisfaction of those accepting. To each semiannual payment shall be added the corresponding interest to the unpaid balance, during the six preceding months.

                  The defendant will acquire a type of interest for credit called TYPE OF INTERVENTION OF THE CENTRAL BANK OF EUROPE, in effect as of the first business day of the semester as it appears in the closest previous date of the newspaper Cinco Dias.

                  Said payments shall be made by means of money order documents (promissory notes, bills of exchange or similar) signed jointly by all the buyers or by each one in the corresponding proportion.

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         -        With the transfer to Conusa, at no expense to it, of the
                  shares which the six selling partners possess in ECESA, but completed after having returned to Ecesa their net patrimonial value of 35.5 million pesetas, in which will be included: the Costs of Establishment I; and the Frozen Assets: II 5. - Computer Application; II 8. - Amortizations; III 3. - Utilization and furniture (that which stays in possession of ECESA); y III 7. - Amortizations, according to the closing balance on 10/30/00 and according to the control to be agreed upon by the corresponding inventory parties.

                  In addition, it is agreed that for the purpose of making the composition of shares of the different companies clearer, Pedro Pablo Errazuriz Ossa shall transfer to ADC, at no cost to it, those shares in ECESA which he possesses (the equivalent of 2,000,000 Ptas.) & Mr. Ignacio Montalban shall authorize Pedro Pablo Errazuriz Ossa to sell or put in his name those shares which he acquired for him in the Pink Sheets market and he declares void his promise to transfer 115,000 shares in Conusa to him which is evident on the reserve side of the photocopy of the deed to 2,300,000 shares which are the property of Pedro Pablo Errazuriz.

                  The non-materialization of the above-mentioned agreement shall not stop or impede the execution of the remaining agreements of this contract and its materialization is not necessary for their validity.

         FOURTH - In order for the previous agreements to be valid, it is necessary that two modifications be made to the assets & liabilities of Ecesa before the transfer of the Consonni shares:

         1. The immovable property of Equipos de Control Electrico, S.A. (ECESA), shall be transferred to Construccioones Electromecanicas Consonni, S.A., by means of a trade under the most beneficial conditions to both parties in terms of fiscal & patrimonial reasons, so that its formalization shall come to pass without cash reimbursements to CONSONNI or its shareholders but only through the trade of assets and the elimination of liabilities, it being essential that its departure from the ECESA assets be compensated in such a manner that it shall not suffer a patrimonial loss to its balance. It is agreed that the Tax on the Patrimonial transactions shall be paid in equal parts by both parties up to the corresponding value indicated in the ECESA Balance, and anything over that value (being that it is in the Buyer's interest) shall be paid solely by the Buyers.

         2. During an eight-month period (which shall be prolonged as long as there are pending invoices by CONSONNI) the buying part of the majority of CONSONNI, shall have the right to have an advisor in ECESA.

         3. The necessary adjustments between the ECESA & Consonni accounts shall be made in order that the net patrimony of ECESA, not including the deposits made as of June 15 nor the incurred expenses in that partnership by Mr. Civile nor the effects of the transfer of the immovable, reaches 35.5 million pesetas by December 19, 2000, in which shall be included: the Establishment Coses I; & the Frozen Assets; II 5. - Computer Applications; II 8. - Amortizations; III 3. - Utilization and furniture (that

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                  which shall remain in the possession of ECESA); & III 7. -
                  Amortizations, according to the closing balance on 10/30/00 and according to the control to be established by the corresponding inventory parts.

         The parts shall collaborate in order to bring about the social arrangements that are necessary for the achievement of these Agreements.

         With this objective, a balance shall be made through December 20, 2000. All work contracts for personnel of ECESA, except that of Mr. Civile, shall be terminated, and payments of all indemnifications and/or other expenses that result or may result from said terminations shall be made, before said date. Following, CONSONNI shall subscribe a document with ECESA, wherein it commits itself to leaving it without any damage, expense, economic effect or other contingencies which may result from the received value by it in payment of equipment produced by CONSONNI, for the risk of payment that they have. On the other hand, CONSONNI shall collect from ECESA the corresponding values from it, only in proportion with the payment of its asset documents that this one should receive, and it commits to not collect or accelerate the collection of ECESA with CONSONNI, of the debt of ECESA with CONSONNI, as long as the previously mentioned payments are not received by ECESA.

         FIFTH - It is established that a series of Agreements with special relevance shall meet with the explicit consent of CONSONNI USA, INC. or its representatives or legal successors during a period of three years. The agreements or societal operations which mandate said conformity are the following:

         - Modification of the contractual conditions and compensations of the executives who are, in turn, part of this agreement, except that which is indicated in the Contract between the Company and the Unions, as a universal application clause.

         - Approval of capital amounts not made in cash. In accordance with the law of Anonymous Societies, the Seller shall have the right to preferential subscription of shares for the 19% of shares that it holds, of any enlargement that is approved by the General Board of Shareholders.

         -        The sale or concession of technologies to third parties.

         - The installation of business or industry, which creates a conflict of interests.

         - The associations, functions, absorptions or other formulas of conjunction, which shall have an effect on the respective participations of 81/19.

         - The negotiations between partners or companies associated with them and Consonni or other companies associated with Consonni.

         - The sale of shares acquired by virtue of this document, without giving CONSONNI USA, INC. the preference to choose for the projected trade, at equal value and proportion.

         -        Diminution of the number of Board of Advisors.

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         SIXTH - The transferred shares shall remain in pledged guarantee in favor of CONSONNI USA, INC. as long as full payment is not reached, producing the progressive release of the guarantee in so far as the scheduled payments are made. During this period all political and economic rights over the corresponding shares shall correspond to and be executed by the Buyers, except in that which is expressly accounted for in this agreement.

         SEVENTH - At the request of any of the shareholders of Construcciones Electromecanicas Consonni, S.A. there may be established a first refusal agreement in the acquisition of shares, which restricts the free trade of shares by said Society, through the corresponding statutory pact. Any decision with respect to this must be notified by the 31st of March of 2001, whereby if it is not done before, it shall be understood that the existing system of trading share will remain effective.

         EIGHTH - The parts declare that they authorize the Buyers to declare, through exclusive decision, dividends which shall be paid to all the partners in order that they dispose of the necessary funds which correspond to their 81% to pay one, all or any of the convened estimates. Alternatively, a decision may be sought by all parties to search for a formula which will involve a third party, such as Coficomex, which may be able to produce a solution which is less tributarally grievous.

         NINTH - The Buyers declare that with the execution and realization of this agreement, they have nothing to demand of Mr. Errazuriz or his linked companies, in so far as all previous agreements become void and are substituted by the provisions and obligations found in this one.

         Failure to comply with the clauses of this contract voids the transfer of the shares hereby indicated, for the indisbursed amount.

         Notwithstanding, in so far as this Agreement is not executed, thereby materializing the aforementioned transactions, the December 1999 Annex to the Record shall remain in effect.

         Once these transactions are brought into effect before a Notary Public said Annex or any other pre-existing pacts would no longer be effective.

         As proof of conformity with that which precedes, the parts sign the present document seven-fold, in the place and date indicated in the heading.

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                  COMPRAVENTA DE ACCIONES, CESION DE DERECHOS,
               COMPROMISOS DE MODIFICACIONES SOCIALES Y CAMBIOS EN
                SALDOS DEUDORES ENTRE C.E. CONSONNI S.A. Y ECESA

         En Bilbao, a doce de Diciembre de dos mil


         REUNIDOS:

De una Parte:              D. Ignacio Montalban Goicoechea, mayor de edad, con
                           domicilio en Bilbao (Vizcaya), Gran Via no. 82,
                           D.N.I. no. 14.862.649.
                           D. Jose Antonio Goicoechea Arana, mayor de edad, con
                           domicilio en Valle de Trapaga (Vizcaya), calle 1 de
                           Mayo no. 22, D.N.I. no 14.683.304
                           D. Javier Arribas Moso, mayor de edad, con domicilio
                           en Getxo (Vizcaya), calle Paulino Mendivil no.15,
                           D.N.I. no. 4.758.113.
                           D. Jose Ignacio Carrasco Elguezabal, mayor de edad,
                           con domicilio en Bilbao (Vizcaya), calle Rodriguez
                           Arias, no. 27, D.N.I. no. 14.504.285.
                           D. Javier Elorriaga Llona, mayor de edad, con
                           domicilio en Getxo (Vizcaya), Particular de Club, no.
                           2, D.N.I. no. 4.870.028.
                           Dr. Gustavo Sarachaga Ruiz, mayor de edad, con
                           domicilio en Durango (Vizcaya), called Erniodo, no.
                           15, D.N.I. no. 78,866,672.
Y, de otra:                D. Horacio Carlos Civile, de nacionalidad sueca,
                           mayor de edad, vecino de Bilbao (Vizcaya), called
                           Maximo Aguirre no. 11 bis, con pasaporte sueco vigente no. 09642936

INTERVIENEN:

A) Los seis primeros comparecientes en su propio nombre y derecho (en adelante los Compradores.

B) D. Horacio Carlos Civile en representacion de la Compana Mercantil CONSONNI USA INC., (en adelante la Vendedora), debidamente facultado para este Acto, en virtud de Acuerdo del Consejo de Administracion de dicha Sociedad, de fecha 17 de Octubre de 2.000, que se une como Anexco no. 1.

         Las partes comparecientes reconociendose reciprocamente con capacidad para obligarse

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                                     EXPONEN

I. Que los aqui comparecientes representan el 100% del capital social de CONSTRUCCIONES ELECTROMECANICAS CONSONNI, S.A., que originalmente ascendia a trescientos cincuenta millones de pesetas (350,000,000,- Ptas.), representado por treinta y cinco mil (35,000) acciones, numeros 1 a 35,000 ambos inclusive, de diez mil (10,000) pesetas de valor nominal cada una, de las que se desembolso el 39% del importe original total, es decir la cantidad de 136,500,000 Ptas.

II. Que con fecha 11 de Diciembre de 2000, se reunio la Junta General Universal Extraordinaria de accionistas y decidio reducir el capital social a lo ya desembolsado por los socios con lo que el capital social de Construcciones Electromecanicas Consonni S.A. asciende en la actualidad a ciento treinta y seis millones quinientas mil pesetas totalmente pagadas.

III. Que los Compradores desean adquirir un 69% de las acciones de CONSONNI propiedad de la Vendedora, y esta desea transmitirlas, lo que se lleva a cabo de conformidad con las siguientes.

                                 ESTIPULACIONES

         PRIMERA - La Vendedora transmite 24.150 acciones numeros 6.651 a 30.800 (69% del capital social) a los Compradores por el precio alzado de DOSCIENTOS NUEVE MILLONES DE PESETAS (209,000,000, -Ptas.).

         SEGUNDA - Consecuentemente con lo pactado en la estipulacion anterior, las participaciones resultantes de CONSTRUCCIONES ELECTROMECANICAS CONSONNI, S.A. seran las siguientes:

         Los compradores:           81%
         La Vendedora:              19%

         La participacion de cada uno de los Compradores en esta compraventa sera finalmente la que resulte de los acuerdos que ellos determinen, que se concretara en la elevacion a publico de la misma ante fedatario mercantil, lo que se llevara a cabo antes del 19 de Ciciembre del 2.000.

         TERCERA - El pago del precio pactado de doscientos nueve millones de pesetas (209,000,000 Ptas.) se realizara como sigue:

o Cincuenta millones de pesetas (50.000.000,- Ptas.) al contado, lo que se materializara con a) Quince millones de pesetas (15.000.000,- Ptas) en el momento de formalizacion a publica de esta compraventa, o sea antes del 19 de Diciembre, y b) el monto de Treinta y cinco millones de pesetas (35.000.000,- Ptas) antes del 9 de Enero de 2001.

o El resto, es decir, la cantidad de ciento cincuenta y nueve millones de pesetas aplazado en cinco (5) anos, mediante diez pagos semestrales vencidos, el primero de quince

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         (15) millones de pesetas con vencimiento al 20 de Junio de 2001 y los restantes nueve de dieciseis (16) millones de pesetas cada uno, instrumentado dichos pagos mediante documentos de giro (pagares o letras de cambio o similar a satisfaccion de los vendedores), firmados a favor de Consonni USA INC. por los Compradores ante Notario y con vencimientos los dias 20 de Junio y 20 de Diciembre de cada ano segun corresponda. Consonni USA Inc., si lo desea, podra indicar un nombre de beneficiario de esos documentos distinto del propio, mediante comunicacion escrita y firmada a satisfaccion de los aceptantes. A cada pago semestra se le agregara el interes correspondiente al saldo insoluto, durante los seis meses precedentes.

         El aplazamiento devengara un interes del tipo de interes para Credito llamado TIPO DE INTERVENCION DEL BANCO CENTRAL EUROPEO, vigente el primer dia habil del semestre como aparezca publicado en el diario CincoDias mas proximo posterior a esa fecha.

         Dichos pagos se instrumentaran mediante documentos de giros (Pagares, letras de cambio o similar) firmados por todos los compradores en conjunto, o por cada uno de ellos en la proporcion que les correspondan.

o Con la transferencia a Conusa, sin costo para ella, de las acciones que los seis socios vendedores poseen en ECESA, pero realizada despues de haber devuelto a ECESA su valor patrimonial neto de 35,5 millones de pesetas, en el que estaran incluidos: los Gastos de Establecimiento I; y los Activos Inmovilizados: II 5; Applicaciones Informaticas; II 8. - Amortizaciones; III 3.- Utillaje y mobiliario (la parte que quede en poder de ECESA); y III 7.- Amortizaciones, segun el balance cerrado al 30/10/00, y segun el control a efectuar acordado entre las partes del inventario correspondiente.

Adicionalmente se conviene que, para hacer mas clara la composicion accionaria de las distintas empresas, que Pedro Pablo Errazuris Ossa transferira a ADC, sin costo para ella, las acciones que el posee en ECESA (equivalentes a Ptas. 2.000.000) y Don Ignacio Montalban autorizara a Pedro Pablo Errazuriz Ossa a poner a su nombre o vender las acciones de Conusa que este declara haber adquirido para el en el mercado de Ink Sheets y le devuelve y declara nula su promesa de transferirle 115.000 acciones de Conusa que consta al dorso de la fotocopia del titulo de 2.300.000 acciones de propiedad de Pedro Pablo Errazuriz.

La no-materializacion oportuna de los acuerdos del parrafo precedente no detendra ni impedira la ejecucion del resto de los acuerdos de este convenio y su materializacion no es esencial para que ellos sean validos.

         CUARTA - Para que los acuerdos anteriores sea validos es nececasio que con anterioridad a la transferencia de las acciones de Consonni se de curso a dos modificaciones de los activos y pasivos de ECESA:

         1. El inmueble propiedad de Equipos de Control Electrico, S.A. (ECESA), se aportara a Construcciones Electromecanicas Consonni, S.A. mediante compraventa en las condiciones que sean mas beneficiosas para que las partes atendiendo a razones

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                  fiscales y patrimoniales, de manera que su formalizacion se realice sin desembolsos en efectivo para CONSONNI ni para sus accionistas sino con intercambios de activos o elimininacion de pasivos, siendo esencial que su salida de los activos de ECESA sea compensada de tal modo que esta no sufra detrimento patrimonial en su balance. Se acuerda que el impuesto a las transacciones Patrimoniales, sera pagado a partes iguales entre las dos partes, hasta el valor correspondiente al indicado en el Balance de ECESA, y por encima del mismo valor (de ser de interes de los compradores) sera pagado totalmente por los compradores.

         2. Durante un periodo de ocho meses (periodo que sera prorrogable mientas existan facturar pendientes de cobro por parte de CONSONNI), la parte compradora de la mayoria de Consonni, tendra derecho a tener un consejero en ECESA.

         3. Se haran los ajustes necesarios entre las Cuentas de ECESA y Consonni para que el patrimono neto de ECESA, sin contar los aportes realizados desde el 15 de Junio ni los gastos incurridos en esa sociedad por el Sr. Civile ni los efectos de la transferencia del inmueble, llegue a 35,5 millones de pesetas al 19 de Diciembre de 2000, en el que estaran incluidos: los Gastos de Establecimiento I.; y los Activos
                  Inmovilizados: II 5.- Aplicaciones Informaticas; II 8.- Amortizaciones; III 3.- Utillaje y mobiliario (la parte que quede en poder de ECESA); y III 7.- Amortizaciones, segun el balance cerrado al 30/10/00 y segun el control a efectuar acordado entre las partes del inventario correspondiente.

         Las partes colaboraran para llevar a cabo todos los acuerdos sociales que sean necesarios para el cumpliento de estos Acuerdos.

         Con este objeto, se hara un balance al 30 de Diciembre de 2000. Antes de esta fecha, se habra dado termino a cualquier contrato de trabajo de personal de ECESA, excepto al del Sr. Civile, y se habran pagado las indemnizaciones y /
o los otros costos que su termino haya podido, o pueda provocar. A continuacion CONSONNI suscribira un documento con ECESA, comprometiendose a dejarla indemne de cualquier dano, costo, efecto economico u otras contingencias que puedan provenir de los valores recibidos por esta en pago de los equipos fabricados por CONSONNI, por el riesgo de pago que ellos tienen. Por su parte CONSONNI cobrara de ECESA los valores que le correspondan recibir de ella, solo en la proporcion que esta reciba el pago de los documentos de su activo, y se compromete a no cobrar ni acelerar la cobranza de ECESA con CONSONNI, de las deudas de ECESA con CONSONNI, mientras los pagos senalados antes no hayan sido recibidos por ECESA.

         QUINTA - Se establece que una serie de Acuerdos de especial relevancia deberan contar con el consentimiento explicito de CONSONNI USA INC., o de sus representantes o sucesores legales durante el plazo de tres anos. Los acuerdos u operaciones societarias que exigen dicha conformidad son los siguientes:

         o Modifacion de las condiciones de contratacion y compensaciones de los ejecutivos que son a la vez parte de este acuerdo, salvo lo indicado en los Convenios de la Empresa con los Sindicatos, como clausula de aplicacion universal.

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         o        Aprobacion de aumentos de capital que no se efectuen al
                  contado. El vendedor tendra derecho de acuerdo con la ley de Sociedades Anonimas a la suscripcion preferente de acciones por el 19% de acciones que ostenta, de cualquier ampliacion que sea aprobada por la Junta General de Accionistas.

         o        Venta o cesion de tecnologias a terceros.

         o La instalacion de negocios o industrias que tengan conflictos de intereses.

         o Las asociaciones, funciones, absorciones u otras formulas de union de empresas que afecten a las participaciones respectivas del 81/19.

         o Las negociaciones entre socios o empresas relacionadas con ellos con Consonni o con otras empresas relacionadas con Consonni.

         o La venta de acciones adquiridas por virtud de este documento, sin dar a CONSONNI USA INC la preferencia de optar a la compraventa proyectada, a igual valor y proporcion.

         o        Disminucion del numero de Consejeros del Consejo.

         SEXTA - Las acciones transmitidas quedaran en garantia prendaria a favor de CONSONNI USA INC. hasta tanto no se la haya pagado la totalidad del precio, produciendose la liberacion progresiva de la garantia en la medida de que los hitos de pagos vayan cumpliendose. Duranto dicho periodo todos los derechos politicos y economicos sobre las acciones corresponderan y seran ejercitados por los Compradores, salvo en lo expresamente senalado en este acuerdo.

         SEPTIMA - A opcion de cualquiera de los accionistas de Construcciones Electromecanicas Consonni, S.A. podra establicerse un sistema de preferencia en la adquisicion de acciones (first refusal agreement) que restringe la libre transmision de las acciones de aquella Sociedad, mediante el correspondiente pacta estatutario. Cualquier decision al respecto debe notificarse antes del 31 de Marzo de 2.001, de manera que si no se hiciera antes, se entenderia que rige el sistema actual de transferencia de acciones.

         OCTAVA - Las partes declaran que autorizan a los compradores para que por decision exclusiva de ellos puedan declarar dividendos que se pagaran a todos los socios de modo de disponer de los fondos necesarios con lo que corresponde a su 81% para pagar una, todas o cualquiera de las cuotas convenidas. Alternativamente podra buscarse por decision de las partes una formula que involucre a un tercero como Coficomex que pueda producir una solucion menos gravosa tributariamente.

         NOVENA - Los compradores declaran que con la ejecucion y cumplimiento de este Acuerdo no tienen nada que reclamar al Sr. Errazuris ni a sus empresas vinculadas, de manera que quedan sin effecto todos los acuerdos anteriores que son sustituidos por las previsiones y obligaciones que se contienen en este.

         El incumplimiento de las clausulas de este contrato, deja sin efecto las transferencias de acciones aca indicadas, por la parte no desembolsada.

         No obstante, en tanto no se ejecute este Acuerdo materializando las transmisiones previstas en el mismo, se mantiene en vigor el Anexo al Acta de 22 de Diciembre de 1.999.

         Una vez efectuadas las transmisiones ante fedatario publico quedara sin efecto dicho Anexo y cualesquiera otros pactos preexistentes.

         En prueba de conformidad con cuanto antecede, firman las partes el presente documento por septuplicado, en el lugar y fecha expresados en el encabezamiento.


By: /s/ Ignacio Montalban Goicoechea          By: /s/ Ignacio Montalban Goicoechea
   ---------------------------------------       ----------------------------------------------
    Mr. Ignacio Montalban Goicoechea              Mr. Jose Antonio Goicoechea Arana


By: /s/ Mr. Javier Arribas Moso               By: /s/ Mr. Jose Ignacio Carrasco Elguezabal
   ---------------------------------------       ----------------------------------------------
    Mr. Javier Arribas Moso                       Mr. Jose Ignacio Carrasco Elguezabal


By: /s/ Mr. Javier Elorriaga Llona            By: /s/ Mr. Gustavo Sarachaga Ruiz
   ---------------------------------------       ----------------------------------------------
    Mr. Javier Elorriaga Llona                    Mr. Gustavo Sarachaga Ruiz


Consonni USA, Inc.

By: /s/ Mr. Horacio Carlos Civile
   ---------------------------------------
    Mr. Gustavo Sarachaga Ruiz
Its: Chief Executive Officer
